Exhibit 99.2

NEWS RELEASE

CONTACT: CONMED Corporation Luke A. Pomilio Chief Financial Officer 315-624-3202

CONMED Corporation Announces Retirement of Chief Financial Officer

Utica, New York, November 2, 2017 – CONMED Corporation (NASDAQ: CNMD) today announced that Luke A. Pomilio, Executive Vice President, Finance and Chief Financial Officer, has decided to retire after over two decades of service with the Company.

The Company has initiated a search for a new CFO. In order to ensure an orderly transition, Mr. Pomilio is committed to remaining in his current role until a successor is found.

Curt R. Hartman, CONMED’s President and Chief Executive Officer, said, “On behalf of the Board and the entire CONMED team, I would like to thank Luke for his invaluable contributions to the improvement of the Company’s commercial execution, to the development of our financial organization, and to CONMED as a whole. We appreciate his commitment to our Company and its shareholders during his distinguished career here, and we wish him the very best as he transitions into retirement.”

Luke A. Pomilio, Executive Vice President, Finance and Chief Financial Officer, commented, “I have been honored to be a part of the CONMED team for the last two decades and to lead its finance team for the past several years. I am proud of the progress we have made in strengthening the Company’s profile, and I am confident that CONMED is well positioned for growth and success.”

Mr. Pomilio was appointed CONMED’s Chief Financial Officer on April 1, 2015. He joined the Company as Controller in September 1995 and, subsequently, assumed additional responsibilities for certain corporate functions including worldwide operations and select administrative functions. In May 2009, he was promoted to Vice President, Controller and Corporate General Manager. Prior to joining CONMED, Mr. Pomilio was employed as a manager with Price Waterhouse LLP.

About CONMED Corporation

CONMED is a medical technology company that provides surgical devices and equipment for minimally invasive procedures. The Company’s products are used by surgeons and physicians in a variety of specialties, including orthopedics, general surgery, gynecology, neurosurgery and gastroenterology. CONMED has a direct selling presence in 17 countries, and international sales constitute approximately 50% of the Company’s total sales. Headquartered in Utica, New York, the Company employs approximately 3,300 people. For more information, visit www.conmed.com.

Forward-Looking Statements

This press release may contain forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties, which could cause actual results, performance, or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. For example, in addition to general industry and economic conditions, factors that could cause actual results to differ materially from those in the forward-looking statements may include, but are not limited to, the risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Any and all forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct.